Exhibit 11

Dechert LLP One International Place, 40th Floor 100 Oliver Street Boston, MA 02110-2605 +1 617 728 7100 Main +1 617 426 6567 Fax

STEPHANIE CAPISTRON Partner stephanie.capistron@dechert.com +1 617 728 7127 Direct +1 617 426 6567 Fax

September 8, 2025

Longleaf Partners Funds Trust

c/o Southeastern Asset Management, Inc.

5100 Poplar Avenue, Suite 2450

Memphis, TN 38137

Re:	Reorganization of Longleaf Partners International Fund

Ladies and Gentlemen:

We have acted as counsel to Longleaf Partners Funds Trust, a Massachusetts business trust (the “Trust”), in connection with the Trust’s registration statement on Form N-14 (the “Registration Statement”), to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement is being filed in connection with the transfer of the assets of the Longleaf Partners International Fund (the “Acquired Fund”) to the Longleaf Partners Global Fund (the “Acquiring Fund” and, together with the Acquired Fund, the “Funds”), in exchange for the issuance of shares of beneficial interest of the Acquiring Fund (the “Shares”), and the assumption of the liabilities of the Acquired Fund by the Acquiring Fund, pursuant to the proposed reorganization as described in the form of Agreement and Plan of Reorganization (the “Plan”) by and between the Trust, on behalf of the Acquiring Fund and the Acquired Fund (the “Reorganization”).

In connection with the opinions set forth herein, you have provided to us originals, copies or facsimile transmissions of, and we have reviewed and relied upon, among other things, copies of the following: the Plan; the Registration Statement; the Amended and Restated Declaration of Trust of the Trust dated September 7, 2011, as amended (the “Declaration of Trust”); the By-Laws of the Trust dated November 25, 1986, as amended; and copies of resolutions duly adopted by the Funds’ Board of Trustees approving the Plan and Reorganization. In addition, we have reviewed and relied upon a certificate issued by the Secretary of the Commonwealth of Massachusetts.

In rendering this opinion we have assumed, without independent verification, (i) the due authority of all individuals signing in representative capacities and the genuineness of signatures; (ii) the authenticity, completeness and continued effectiveness of all documents or copies furnished to us; (iii) that any resolutions provided have been duly adopted by the Funds’ Board of Trustees; (iv) that the facts contained in the instruments and certificates or statements of public officials, officers and representatives of each Fund on which we have relied for the purposes of this opinion are true and correct; and (v) that no amendments, agreements, resolutions or actions have been approved, executed or adopted which would limit, supersede or modify the items described above. Where documents are referred to in resolutions approved by the Funds’ Board of Trustees, or in the Registration Statement, we have assumed such documents are the same as in the most recent form provided to us, whether as an exhibit to the Registration Statement or otherwise. When any opinion set forth below relates to the existence or standing of the Trust, such opinion is based entirely upon and is limited by the items referred to above, and we understand that the foregoing assumptions, limitations and qualifications are acceptable to you.

Based upon the foregoing, we are of the opinion that the Shares registered under the Securities Act, when issued in accordance with the terms described in the Registration Statement and the Plan, will be validly issued, fully paid and non-assessable.

The Trust is an entity commonly known as a Massachusetts business trust. Our opinion above, as it relates to the non-assessability of the Shares, is, therefore, qualified to the extent that under Massachusetts law, shareholders of a Massachusetts business trust may be held personally liable for the obligations of the trust. In this regard, however, please be advised that the Declaration of Trust expressly provides that no shareholder shall be subject to any personal liability whatsoever to any person in connection with Trust property or the acts, obligations or affairs of the Trust and provides for indemnification out of the assets of the applicable series for all claims and liabilities to which a shareholder may become subject by reason of being or having been a shareholder. Thus, the risk of a shareholder incurring a financial loss on account of shareholder liability is limited to circumstances in which the relevant series itself would be unable to meet its obligations.

The opinion expressed herein is given as of the date hereof and we undertake no obligation and hereby disclaim any obligation to advise you of any change after the date of this opinion pertaining to any matter referred to herein. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and any amendments thereto and to the use of our name in the Registration Statement unless and until we revoke such consent. In giving such consent, we do not hereby admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ Dechert LLP